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                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.   20549
                 __________________________________

                            FORM S-8 POS
                       Registration Statement
                               Under
              The Securities Act of 1933, as amended.


                      WINDSTAR RESOURCES, INC.
        (Exact name of registrant as specified in charter.)

ARIZONA                                      88-0338315
(State of other jurisdiction                 (I.R.S. Employer
of incorporation or organization)            Identification Number)

                        528 Fon du Lac Drive
                   East Peoria, Illinois   61611
                           (309) 699-8725
 (Address and telephone of executive offices, including zip code.)

                       Fred Schmid, President
                      WindStar Resources, Inc.
                       528 Fon du Lac Drive
                    East Peoria, Illinois 61611
                           (309) 699-8725
         (Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                       Conrad C. Lysiak, Esq.
                       601 West First Avenue
                             Suite 503
                    Spokane, Washington   99201
                           (509) 624-1475

In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

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                 CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
Title of Each
Aggregate
Class of                     Proposed Maximum  Proposed Maximum    Amount of
Securities to  Amount to be  Offering Price    Aggregate Offering  Registration
be Registered  Registered    Per Unit/Share    Price [1]           Fee [1]
------------------------------------------------------------------------------


Common Shares,
$0.0001 par value,
issuable upon
exercise of
stock options
by Grantees    1,000,000     $ 0.031           $ 31,000           $ 100.00

------------------------------------------------------------------------------

Totals         1,000,000     $ 0.031           $ 31,000           $ 100.00


[1] Based upon the mean between the closing bid and ask prices for common shares on November 3, 1999, in accordance with Rule 457(c).


































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                             PART II.

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are incorporated by reference into this Registration Statement and made a part hereof:

     (a) Our Form 10-K (File No. 333-03074) filed with the Securities and Exchange Commission (the"Commission") for the period ending
December 31, 1998.

     (b) All other reports we have filed with the Commission pursuant to Section 15(d) of the Securities Exchange Act of 1934 since filing the Form 10-K.

     (c) Our post effective Form S-1 registration statements as filed with the Commission on June 17, 1998.


ITEM 4.   DESCRIPTION OF SECURITIES.

     We are authorized to issue 50,000,000 shares of $0.0001 shares of common stock. 4,132,000 shares of common stock are outstanding.

     You have traditional rights as to voting, dividends and liquidation. All of our shares of common stock are entitled to one vote on all matters. There are no pre-emptive rights and cumulative voting is not allowed. Our common stock is not subject to redemption and carries no subscription or conversion rights. In the event of our liquidation you are entitled to share equally in corporate assets after satisfaction of all liabilities. Copies of the Articles of Incorporation and Bylaws were filed as Exhibits to a Registration Statement filed by us in our Form S-1 registration statement File 333-03074, are incorporated herein by reference. All of our shares outstanding are fully paid and non-assessable.

Dividends

     We have not paid any dividends and will probably not pay any dividends in the future.

Transfer Agent

     Our transfer agent and warrant agent is Jersey Transfer and Trust Co., 201 Bloomfield Avenue, Verona, New Jersey 07044 and the telephone number if (973) 239-2712.


ITEM 5.   INTEREST OF NAMED EXPERTS AND COUNSEL.

     None.




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ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Arizona Revised Statutes and certain provisions of the Company's Bylaws under certain circumstances provide for indemnification of the Company's Officers, Directors and controlling persons against liabilities which they may incur in such capacities.
A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to the Company's Bylaws and to the statutory provisions.

     In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

     The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company's best interest, and have not been adjudged liable for negligence or misconduct.

     Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of shareholders or Directors. The statutory provision cited above also grants the power to the Company to purchase and maintain insurance which protects its Officers and Directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by the Company.


ITEM 7.   EXEMPTION FROM REGISTRATION.

          None; not applicable.


ITEM 8.   EXHIBITS.

     The following documents are incorporated herein by reference from the Registrant's Form S-1 Registration Statement filed with the
Securities and Exchange Commission, file #333-3074 on April 1, 1996 and declared effective by the Commission August 16, 1996. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:



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Number    Document Description

 3.1      Articles of Incorporation.

 3.2      Amended Articles of Incorporation.

 3.3      Bylaws of the Company.

 4.1      Specimen certificate for Common Stock.

 4.2      Specimen certificate for Class A Redeemable Warrants.

 4.3      Specimen certificate for Class B Redeemable Warrants.

     The following documents are incorporated herein by reference from the Registrant's Form 10-K Annual Report for the period ended December 31, 1998. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

 99.1     Stock Purchase Agreement.

 99.2     Employment Agreement with Fred Schmid.

     The following documents are incorporated herein by reference from the Registrant's Post Effective Amendment to its Form S-1 Registration Statement filed with the Securities and Exchange Commission, file #333-3074 on June 17, 1998. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

  3.3     Amended Articles of Incorporation dated December 31, 1997.

  3.4     Amended Articles of Incorporation dated April 15, 1998.

     The following documents are incorporated herein by reference from the Registrant's S-8 Registration Statement filed with the Securities and Exchange Commission, file #333-90279 on November 3, 1999. Such exhibit is incorporated herein by reference pursuant to Rule 12b-32.

  5 Opinion of Conrad C. Lysiak, regarding the legality of the securities registered under this Registration Statement.

     The following documents are incorporated herein:

 10.1     1999 Nonqualifying Stock Option Plan.

 23.1 Consent of Williams & Webster, P.S. independent certified public accountants.

 23.2     Consent of Conrad C. Lysiak, Attorney at Law








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ITEM 9.   UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

     3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.






























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                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized on the 4th day of November, 1999.

                         WINDSTAR RESOURCES, INC.



                         BY:  /s/ Fred R. Schmid
                              Fred R. Schmid, President

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Fred R. Schmid, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities laws or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature                Title                    Date


_______________________  Chairman of the Board    November ___, 1999
Dale L. Runyon


/s/ Fred R. Schmid
Fred R. Schmid           President and a member   November 4, 1999
                         of the Board of Directors


/s/ Richard G. Steeves   Secretary/Treasurer,     November 4, 1999
Richard G. Steeves       Chief Financial Officer
                         and a member of the
                         Board of Directors

/s/ Alan E. Hubbard      Member of the Board      November 4, 1999
Alan E. Hubbard          of Directors


/s/ Robert M. Brown      Member of the Board      November 4, 1999
Robert M. Brown          of Directors